AMENDMENT TO UNDERWRITING AGREEMENT

This Amendment (this “Agreement ”) to the Underwriting Agreement (as defined below) is entered into as of the 10th day of August, 2011, among Tanzanian Royalty Exploration Corporation  (the “Corporation”) and Casimir Capital Ltd. (the “Underwriter”) (the Corporation and the Underwriter each being a “Party” and collectively the “Parties”) in order to amend the underwriting agreement originally entered into as of the 11th day of July, 2011, among the Parties (the “Underwriting Agreement”).

R E C I T A L S

WHEREAS pursuant to the terms of the Underwriting Agreement, the Underwriter offered to purchase from the Corporation an aggregate of 4,237,289 units of the Corporation (each, a “Unit”) at a price of US$5.90 (the “Offering Price”) per Unit for gross proceeds of US$25,000,005.00 (the “Offering”);

AND WHEREAS each Unit consists of one common share in the capital of the Corporation (each, a “Common Share”) and one Common Share purchase warrant (each, a “Warrant”);

AND WHEREAS by its acceptance of the Underwriting Agreement, the Corporation accepted such offer and agreed to sell the Units to the Underwriter on the Closing Date on the terms and conditions of the Underwriting Agreement;

AND WHEREAS the Underwriter and the Corporation wish to amend the Underwriting Agreement such that (i) each Unit shall be offered at a price of US$5.70 per Unit and each Warrant shall entitle the holder thereof to purchase an additional Warrant Share at a price of US$6.25 per Warrant Share, (ii) the size of the Offering shall be increased from 4,237,289 Units for gross proceeds of US$25,000,005.00 to 5,263,158 Units for gross proceeds of US$30,000,000.60, (iii) the options received by the Underwriter at closing (the “Compensation Options”) shall be exercisable at a price of US$5.70 per Common Share and (iii) the expenses of the Underwriter, including those of the Underwriter’s legal counsel, are borne by the Corporation;

NOW THEREFORE, in consideration of the premises and the mutual covenants and promises of the parties contained herein, the parties agree as follows:

1.

Definitions.  In this Agreement, unless defined elsewhere in this Agreement, capitalized terms shall bear the meanings set out in the Underwriting Agreement.

2.

Amendment to the First Paragraph of the Underwriting Agreement. The first paragraph of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

Casimir Capital Ltd. (the “Underwriter”) hereby offers to purchase from Tanzanian Royalty Exploration Corporation (the “Corporation”) an aggregate of 5,263,158 units of the Corporation (each, a “Unit”) at a price of US$5.70 per Unit (the “Offering Price”) and by its acceptance hereof, the Corporation accepts such offer and agrees to sell the Units to the Underwriter on the Closing Date (as defined herein).  Each Unit consisting of one common share in the capital of the Corporation (each a “Common Share”) and one Common Share purchase warrant (each, a “Warrant”).  Each Warrant shall entitle the holder thereof to purchase an additional Common Share (a “Warrant Share”) for a period of 24 months from the Closing Date (as defined herein) at a price of US$6.25 per Warrant Share.  The aggregate of 5,263,158 Units being purchased by the Underwriter as described in the first sentence of this paragraph are referred to herein as the “Firm Units”.  The Units, Common Shares, the Warrants and the Warrant Shares, and the Common Shares issuable upon exercise of the Compensation Options (as defined herein), are collectively referred to herein as the “Underlying Securities”.

3.

Amendment to the Sixth Paragraph of the Underwriting Agreement. The sixth paragraph of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

In consideration of the agreement on the part of the Underwriter to purchase the Units and in consideration of the services rendered and to be rendered by the Underwriter (including but not limited to: acting as advisor to the Corporation; assisting in the preparation of the Offering Documents (as hereinafter defined), and the related documentation in order to qualify the Common Shares, Warrants and Warrant Shares for Distribution (as hereinafter defined); and performing administrative work in connection with the Distribution of the Units), the Corporation agrees to pay to the Underwriter on behalf of the Underwriter, at the Closing Time (as hereinafter defined), a fee of US$0.399 per Unit (the “Underwriting Fee”), which is equal to 7% of the gross proceeds per Unit in the Offering.  The Underwriting Fee shall be reduced by an amount equal to US$60,000, being the aggregate amount previously paid by the Corporation to the Underwriter in connection with financial advisory services provided to the Corporation by the Underwriter relating to the Offering.  The payment of such fee will be reflected by the Underwriter making payment of the gross proceeds of the sale of the Firm Units: (a) to the Corporation, an amount equal to the gross proceeds of the sale less the amount of the Underwriting Fee and expenses outlined in Section 15 (net of the previously paid financial advisory services fee of US$60,000); and (b) to the Underwriter on behalf of the Underwriter, at the Corporation’s direction, of an amount equal to the Underwriting Fee.

4.

Amendment to the Seventh Paragraph of the Underwriting Agreement. The seventh paragraph of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

Subject to regulatory approval, where any such approval is required, the Underwriter will receive at closing, options (the “Compensation Options”) exercisable at any time up to 24 months following the closing to purchase Common Shares in an amount equal to 7.0% of the number of Units sold in connection with the Offering. The Compensation Options shall be exercisable at a price of US$5.91 per Common Share.

5.

Amendment to the definition of “Closing Date” in the Underwriting Agreement. The definition of Closing Date in section1.1 of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

“Closing Date” means August 11, 2011 or such earlier or later date as may be agreed to in writing by the Corporation and the Underwriter;

6.

Amendment to Section 15.  Section 15 of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

15.1

Whether or not the transactions contemplated hereby shall be completed, except as provided below, all reasonable expenses of or incidental to the delivery and sale of the Units and of or incidental to all other matters in connection with the transactions herein set out shall be borne by the Corporation including, without limitation, filing fees and other expenses payable in connection with the qualification of the Units for sale to the public in the Offering Jurisdictions, the direct costs of the Corporation, the fees and expenses of the Corporation’s counsel, including U.S. counsel, and of the external auditors of the Corporation directly applicable to the Offering, the costs incurred in connection with the preparation, printing and delivery of this Agreement, the Offering Documents including commercial copies thereof, and of the definitive certificate(s) representing the Common Shares and Warrants and any stock exchange listing fees. The fees and disbursements of the Underwriter’s counsel and the Underwriter’s “out-of-pocket” expenses shall be borne by the Corporation and such “out-of-pocket” accountable expenses (including the fees and disbursements of the Underwriter’s counsel) actually incurred by the Underwriter will be reimbursed by the Corporation to the Underwriter if the Offering is not completed (other than by reason of a default by the Underwriter).

7.

 Confirmation.  All the terms and conditions of the Underwriting Agreement, except only insofar as the same are amended by the express provisions of this Agreement, are confirmed and ratified in all respects and shall hereafter continue in full force and effect, as amended hereby.

8.

Multiple Counterparts; Facsimile Signature.  This Agreement may be executed by facsimile or other electronic signature in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.

Governing Law.  This Agreement shall be construed and interpreted and the rights of the parties governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

10.

Invalidity.  If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.  To the extent permitted by applicable law, the Parties agree that any provision hereof that renders any other term or provision invalid or unenforceable in any respect shall be modified, but only to the extent necessary to avoid rendering such other term or provision invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of all Parties' bargain hereunder.

11.

Time Essence.  Time is of the essence of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

TANZANIAN ROYALTY EXPLORATION CORPORATION

Per:	/s/ James Sinclair
Name: James Sinclair
Title: President and Chief Executive Officer

Per:	/s/ Steven van Tongeren
Name: Steven van Tongeren
Title: Chief Financial Officer

CASIMIR CAPITAL LTD.

Per:	/s/ Riley Keast
Name: Riley Keast
Title: President and Chief Executive Officer